Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2013 Second Quarter Results

~ Achieves 31.6% Growth in FFO to $0.50 Per Share ~

~ Increases Same-Store Revenue by 7.8% ~

~ Increases Same-Store NOI by 10.4% ~

SALT LAKE CITY, August 1, 2013 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and six months ended June 30, 2013.

Highlights for the three months ended June 30, 2013:

•                  Achieved funds from operations (“FFO”) of $0.50 per diluted share, representing a 31.6% increase in FFO compared to the second quarter of 2012.

•                  Increased same-store revenue and net operating income (“NOI”) by 7.8% and 10.4%, respectively, compared to the same period in 2012.

•                  Increased same-store occupancy by 180 basis points to 90.8% at June 30, 2013, compared to 89.0% as of June 30, 2012.

•                  Acquired four properties for approximately $48.3 million.

•                  Paid a quarterly dividend of $0.40 per share, a 60.0% increase over the prior quarter.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “Strong occupancy, stable rental and vacate trends, lower discounts and increases in street rates all combined to produce another outstanding quarter.  Our disciplined and creative approach to source and execute accretive acquisitions is proving beneficial to our shareholders.  The operating environment remains positive and we remain steadfast in our efforts to maximize occupancy, optimize revenue and minimize expenses.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and six months ended June 30, 2013 and 2012.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2013		2012		2013		2012
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$34,466	$0.31	$22,413	$0.22	$65,891	$0.59	$42,627	$0.43
Adjustments:
Real estate depreciation	19,156	0.17	14,861	0.14	38,077	0.33	29,494	0.28
Amortization of intangibles	2,553	0.02	988	—	5,422	0.04	2,040	0.02
Gain on sale of real estate assets	(800)	(0.01)	—	—	(800)	(0.01)	—	—
Joint venture real estate depreciation and amortization	1,491	0.01	1,828	0.01	2,985	0.02	3,602	0.03
Joint venture gain on sale of properties and purchase of partners’ interest	—	—	—	—	(2,556)	(0.02)	(5,429)	(0.05)
Distributions paid on Preferred Operating Partnership units	(1,438)	(0.02)	(1,437)	(0.01)	(2,875)	(0.03)	(2,875)	(0.03)
Income allocated to Operating Partnership noncontrolling interests	2,624	0.02	2,325	0.02	5,118	0.04	4,625	0.04
Funds from operations	$58,052	$0.50	$40,978	$0.38	$111,262	$0.96	$74,084	$0.72

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	113	—	—	—	113	—	444	—
Acquisition related costs	683	0.01	469	0.01	1,135	0.01	1,078	0.01
Funds from operations as adjusted	$58,848	$0.51	$41,447	$0.39	$112,510	$0.97	$75,606	$0.73

Weighted average number of shares - diluted	115,359,245		106,653,965		115,237,500		103,063,565

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three and six months ended June 30, 2013 and 2012 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended June 30,		Percent	For the Six Months Ended June 30,		Percent
	2013	2012	Change	2013	2012	Change
Same-store rental and tenant reinsurance revenues	$85,806	$79,627	7.8%	$168,624	$156,646	7.6%
Same-store operating and tenant reinsurance expenses	25,749	25,252	2.0%	52,163	51,385	1.5%
Same-store net operating income	$60,057	$54,375	10.4%	$116,461	$105,261	10.6%

Non same-store rental and tenant reinsurance revenues	$33,644	$8,665	288.3%	$63,970	$16,047	298.6%
Non same-store operating and tenant reinsurance expenses	$9,915	$2,184	354.0%	$19,848	$4,495	341.6%

Total rental and tenant reinsurance revenues	$119,450	$88,292	35.3%	$232,594	$172,693	34.7%
Total operating and tenant reinsurance expenses	$35,664	$27,436	30.0%	$72,011	$55,880	28.9%

Same-store square foot occupancy as of quarter end	90.8%	89.0%		90.8%	89.0%

Properties included in same-store	344	344		344	344

Revenues for the three and six months ended June 30, 2013, were up primarily due to increases in occupancy and rental rates for both new and existing customers and lower discounts to new customers.  Expenses were higher for the same periods due to increases in payroll, insurance and repair and maintenance expenses.

The Company’s major markets with revenue growth above the portfolio average for the three months ended June 30, 2013, included Chicago, Denver, Los Angeles and San Diego.  Major markets performing below the Company’s portfolio average included Sacramento, Phoenix and Washington D.C.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired four properties for an approximate purchase price of $48.3 million.  These properties are located in Hawaii, Maryland and Texas.  Subsequent to the end of the quarter, the Company acquired two additional properties located in Arizona for approximately $9.3 million.

The Company has 37 additional properties under contract for a total purchase price of approximately $ 305.3 million.  Of the 37 properties, 20 are from a previously announced portfolio located in California.  The remaining 17 properties are located across seven states.  The purchase of these properties is expected to occur by early in the fourth quarter of 2013.  These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

During the quarter, the Company added six properties to its management program.  As of June 30, 2013, the Company managed 242 properties for third-party owners.  With an additional 279 properties owned and operated in joint ventures, the Company had a total of 521 properties under management.  The Company is the largest self-storage management company in the United States.

Balance Sheet:

During the quarter the Company’s operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), executed a private placement of $250.0 million aggregate principal amount of its 2.375% Exchangeable Senior Notes due 2033 (the “Notes”).  The Notes were issued at 98.5% of par value and are senior unsecured obligations of the Operating Partnership and are fully and unconditionally guaranteed by the Company.  The Operating Partnership intends to use the net proceeds from the private offering to fund previously announced property acquisitions, to repay the outstanding indebtedness under the Company’s secured lines of credit and for other general corporate and working capital purposes.

As of June 30, 2013, the Company’s percentage of fixed-rate debt to total debt was 84.7%. The weighted average interest rate on the Company’s fixed and variable rate debt was 4.1% and 2.3%, respectively.  The combined weighted average interest rate was 3.8% with a weighted average maturity of approximately 5.6 years.

Dividends:

On June 28, 2013, the Company paid a second quarter common stock dividend of $0.40 per share to stockholders of record at the close of business on June 14, 2013.  This represents a 60.0% increase over the prior dividend.

Outlook:

The Company currently estimates that FFO per diluted share will be between $0.49 and $0.51 for the quarter ending September 30, 2013, and will be between $1.96 and $2.01 for the year ending December 31, 2013.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•                  Same-store property revenue growth, including tenant reinsurance, between 6.0% and 7.0%.

•                  Same-store property expense increase, including tenant reinsurance, between 2.25% and 3.0%.

•                  Same-store property NOI growth, including tenant reinsurance, between 7.5% and 9.0%.

•                  Net tenant reinsurance income between $36.0 million and $37.0 million.

•                  General and administrative expenses between $52.5 million and $53.5 million, including non-cash compensation expense of approximately $5.0 million.

•                  Average monthly cash balance of approximately $75.0 million.

•                  Equity in earnings of real estate ventures between $11.0 million and $11.5 million.

•                  Acquisition activity of approximately $400.0 million.

•                  Interest expense between $74.0 million and $75.0 million.

•                  Non-cash interest expense of approximately $1.3 million.

•                  Weighted average LIBOR of 0.3%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 116.0 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary between $9.5 million and $10.0 million, inclusive of approximately $5.4 million in solar tax credits.

•                  Acquisition related costs of approximately $4.0 million.

The Company currently estimates that FFO as adjusted per diluted share will be between $0.51 and $0.53 for the quarter ending September 30, 2013, and will be between $2.01 and $2.06 for the year ending December 31, 2013.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” on the left of the page.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 12:00 p.m. Eastern Time on Friday, August 2, 2013, to discuss its financial results. To participate in the conference call, please dial 877-415-3178 or 857-244-7321 for international participants, conference ID:  27458781.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on August 2, 2013, until midnight Eastern Time on September 2, 2013.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 53087895.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  failure to close pending acquisitions on expected terms, or at all;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state and local laws and regulations, including those governing REITs, tenant reinsurance and other aspects of our business, which could adversely affect our results;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges related to the Operating Partnership’s exchangeable senior notes.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges from the exchangeable senior notes, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO and may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the periods presented consist of 344 properties that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 974 self-storage properties in 35 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 649,000 units and approximately 71.0 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)

Assets:
Real estate assets, net	$3,027,654	$2,991,722

Investments in unconsolidated real estate ventures	101,698	106,313
Cash and cash equivalents	206,932	30,785
Restricted cash	20,502	16,976
Receivables from related parties and affiliated real estate joint ventures	3,258	11,078
Other assets, net	72,572	66,603
Total assets	$3,432,616	$3,223,477

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,409,982	$1,369,690
Premium on notes payable	2,546	3,319
Exchangeable senior notes	250,000	—
Discount on exchangeable senior notes	(18,133)	—
Notes payable to trusts	119,590	119,590
Lines of credit	—	85,000
Accounts payable and accrued expenses	46,982	52,299
Other liabilities	31,858	48,248
Total liabilities	1,842,825	1,678,146

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 111,223,460 and 110,737,205 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,111	1,107
Paid-in capital	1,765,578	1,740,037
Accumulated other comprehensive income (deficit)	5,108	(14,273)
Accumulated deficit	(241,391)	(235,064)
Total Extra Space Storage Inc. stockholders’ equity	1,530,406	1,491,807
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	30,033	29,918
Noncontrolling interests in Operating Partnership	28,877	22,492
Other noncontrolling interests	475	1,114
Total noncontrolling interests and equity	1,589,791	1,545,331
Total liabilities, noncontrolling interests and equity	$3,432,616	$3,223,477

Consolidated Statement of Operations for the Three and Six Months Ended June 30, 2013 and 2012

(In thousands, except share and per share data) — Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Property rental	$107,340	$79,284	$210,263	$155,128
Tenant reinsurance	12,110	9,008	22,331	17,565
Management fees	6,796	6,659	12,974	13,245
Total revenues	126,246	94,951	245,568	185,938

Expenses:
Property operations	33,462	26,012	67,899	52,608
Tenant reinsurance	2,202	1,424	4,112	3,272
Acquisition related costs	683	469	1,135	1,078
General and administrative	13,739	12,545	26,508	25,185
Depreciation and amortization	22,785	16,626	45,810	33,150
Total expenses	72,871	57,076	145,464	115,293

Income from operations	53,375	37,875	100,104	70,645

Gain on sale of real estate assets	800	—	800	—
Interest expense	(18,362)	(15,854)	(35,728)	(33,925)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(113)	—	(113)	(444)
Interest income	133	448	317	723
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212	2,425	2,425
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	37,045	23,681	67,805	39,424

Equity in earnings of unconsolidated real estate ventures	2,914	2,698	5,537	4,994
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	—	—	2,556	5,429
Income tax expense	(2,858)	(1,634)	(4,866)	(2,584)
Net income	37,101	24,745	71,032	47,263
Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,745)	(1,654)	(3,462)	(3,303)
Net income allocated to Operating Partnership and other noncontrolling interests	(890)	(678)	(1,679)	(1,333)
Net income attributable to common stockholders	$34,466	$22,413	$65,891	$42,627

Net income per common share
Basic	$0.31	$0.22	$0.59	$0.43
Diluted	$0.31	$0.22	$0.59	$0.43

Weighted average number of shares
Basic	111,137,437	102,107,535	110,974,504	98,497,788
Diluted	115,359,245	106,653,965	115,237,500	103,063,565

Cash dividends paid per common share	$0.40	$0.20	$0.65	$0.40

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending September 30, 2013 and Year Ending December 31, 2013 — Unaudited

	For the Three Months Ending September 30, 2013		For the Year Ending December 31, 2013
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.27	$0.29	$1.12	$1.17
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.03	0.03	0.11	0.11
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income attributable to common stockholders for diluted computations	0.29	0.31	1.18	1.23

Adjustments:
Real estate depreciation	0.18	0.18	0.69	0.69
Amortization of intangibles	0.01	0.01	0.07	0.07
Joint venture real estate depreciation and amortization	0.01	0.01	0.05	0.05
Joint venture gain on sale of properties	—	—	(0.03)	(0.03)
Funds from operations	$0.49	$0.51	$1.96	$2.01

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	0.01	0.01	0.02	0.02
Acquisition related costs	0.01	0.01	0.03	0.03
Funds from operations as adjusted	$0.51	$0.53	$2.01	$2.06